Exhibit 99.1

Synta Pharmaceuticals Corp. 45 Hartwell Avenue Lexington, MA 02421 tel: 781 541 7125 fax: 781 274 8228 www.syntapharma.com

Synta Pharmaceuticals Appoints Donald Kufe, M.D. to Board of Directors

LEXINGTON, MA — September 30, 2010 — Synta Pharmaceuticals Corp. (NASDAQ: SNTA), a biopharmaceutical company focused on discovering, developing, and commercializing small molecule drugs to treat severe medical conditions, today announced that Donald Kufe, M.D., Professor of Medicine, Dana-Farber Cancer Institute and Harvard Medical School, has been appointed to the Board of Directors effective September 28, 2010.

Dr. Kufe received his M.D. from the University of Rochester School of Medicine.  After a clinical fellowship in medical oncology at Dana-Farber Cancer Institute, he joined the staff in 1979.  He has served as chief of the Division of Cancer Pharmacology, deputy director of the Dana-Farber/Harvard Cancer Center, director of the Harvard Phase I Oncology Group and leader of the Experimental Therapeutics Program.  He is an editor of the textbook “Cancer Medicine.”  Dr. Kufe is recipient of the Richard P. and Claire W. Morse Scientific Award, DFCI, the Scholar Award, Burroughs-Wellcome and the Faculty Research Award, American Cancer Society.  Dr. Kufe currently sits on the Board of Directors of Genus Oncology, LLC and Linus Pharmaceuticals, Inc.

“With over thirty years of oncology clinical and research experience, and as a recognized leader in translational pharmacology, Dr. Kufe brings valuable insight and perspective to Synta.  We are delighted to have him join our Board of Directors,” said Safi Bahcall, Ph.D., President and Chief Executive Officer, Synta Pharmaceuticals.

“Synta has an exciting pipeline of innovative compounds for oncology and inflammatory diseases, with potential to provide meaningful benefit to patients,” said Dr. Kufe.  “I look forward to working with the Board and management team to help realize this goal.”

About Synta Pharmaceuticals

Synta Pharmaceuticals Corp. is a biopharmaceutical company focused on discovering, developing, and commercializing small molecule drugs to extend and enhance the lives of patients with severe medical conditions, including cancer and chronic inflammatory diseases.  Synta has a unique chemical compound library, an integrated discovery engine, and a diverse pipeline of clinical- and preclinical-stage drug candidates with distinct mechanisms of action and novel chemical structures.  All Synta drug candidates were invented by Synta scientists using our compound library and discovery capabilities.  For more information, please visit www.syntapharma.com.

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Contacts:

Synta Pharmaceuticals Corp.

Rob Kloppenburg

(781) 541-7125